Exhibit 23.2




As independent auditors, we hereby consent to the incorporation of our report and all references to our firm included in or made a part of the Nanobac Pharmaceuticals, Inc., and subsidiaries Annual Report on Form 10KSB filed with the Securities and Exchange Commission.

Very Truly Yours,

/s/ Baumann, Raymondo & Company

Baumann, Raymondo & Company
Certified Public Accountants
Tampa, Florida
March 30, 2004